Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Mark Logomasini President and CEO 503-692-8001 ext. 4121	Christine Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS UNAUDITED YEAR-END AND QUARTERLY 2012 FINANCIAL RESULTS

Tigard, OR – February 11, 2013 – Bioject Medical Technologies Inc. (OTC Pink: BJCT), a developer and manufacturer of needle-free injection therapy systems, today reported unaudited financial results for the year and quarter ended December 31, 2012. The financial results are unaudited and actual results may vary.

12 Months Ended December 31, 2012

•	Revenue for the twelve months ended December 31, 2012 was $2.0 million, compared to $8.1 million in 2011;

•	Operating expense for 2012 was $3.0 million, compared to $8.9 million in 2011;

•	Operating loss for 2012 was $1.0 million, compared, to $832,000 in 2011; and

•	Net loss allocable to common shareholders for 2012 was $1.2 million, or $(0.06) per share, compared to $983,000, or $(0.05) per share in 2011.

Three Months Ended December 31, 2012

•	Revenue for the quarter ended December 31, 2012 was $111,000 compared to $795,000 in the quarter ended December 31, 2011;

•	Operating expense for the 2012 quarter was $614,000, compared to $2.2 million in the 2011 quarter;

•	Operating loss for the 2012 quarter was $503,000, compared to $1.4 million in the 2011 quarter; and

•	Net loss allocable to common shareholders for the 2012 quarter was $581,000, or $(0.03) per share, compared to $1.4 million, or $(0.08) per share, in the 2011 quarter.

On January 24, 2013, the Company entered into a Purchase Agreement (the “Agreement”) with Life Sciences Opportunities Fund II, L.P., Life Sciences Opportunities Fund (Institutional) II, L.P., Edward Flynn and Mark Logomasini for the purchase of an aggregate of 99,455 shares of its Series H Convertible Preferred Stock at a price of $10.00 per share. Gross proceeds from the sale were $994,550, payable by payment of $850,000 in cash and the cancellation of the $125,000 outstanding principal amount of and $19,550 accrued interest through January 24, 2013, on two Convertible Promissory Notes, dated June 29, 2011, issued by the Company to Messrs. Flynn and Logomasini, along with the cancellation of 131,580 related warrants held by Messrs. Flynn and Logomasini. Each share of Series H Preferred Stock is convertible, at any time at the option of the holder, into shares of Common Stock at a conversion rate of $0.035 (subject to anti-dilution adjustments) or approximately 285.71 shares. In consideration of the Agreement, on January 24, 2013, Albert Hansen and Ralph Makar tendered Convertible Promissory Notes dated June 29, 2011, issued by the Company to Messrs. Hansen and Makar, aggregating $115,645 in principal and accrued interest, for repayment by the Company, along with 105,264 related warrants for cancellation.

As part of the Agreement, the Company has agreed to conduct an exchange offer, as soon as practicable, to the existing holders of Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (the “Lettered Stock”), for a new series of preferred stock (the “New Series”). The New Series would not be convertible into Common Stock, would not have voting rights and would not have a regular dividend. The New Series would have a mandatory redemption date of August 1, 2015, for the current stated value of the Lettered Stock. The New Series would retain all the liquidation preferences and protective provisions of the Lettered Stock. If the mandatory redemption payment is not made, the New Series will begin accruing a penalty dividend of four percent, (4%) payable in cash or additional New Series stock. In addition, the Purchasers of the Series H Preferred Stock will be offered the right to exchange the Series H Preferred Stock for the New Series at any time prior to August 1, 2015.

Bioject Medical Technologies Inc., based in Tigard, Oregon, USA, is a developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

Readers and potential investors are cautioned that an investment in the Company’s securities involves an EXTREMELY high degree of risk. Such risks include, without limitation, the risk that audited financial results may differ materially from the unaudited results reported in this press release, the risk that the Company may be unable to continue operations and may file bankruptcy, the risk that the Company’s products will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that additional capital may not be available on acceptable terms, if at all, the risk that the Company may not receive orders, whether anticipated or unanticipated, the risk that the Company’s proposed supply chain management process improvement may not be implemented or may not improve the Company’s cash position or cash flows, and the risk that the Company may be unable to comply with the extensive government regulations applicable to the business.

Bioject (OTC Pink: BJCT) trades on the OTC Pink tier of the OTC market. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Statements of Operations Data (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
RESULTS OF OPERATIONS:
Revenue and Expense:
Net sales	$111	$795	$1,955	$8,075
Operating expenses	614	2,169	2,977	8,907

Operating loss	(503)	(1,374)	(1,022)	(832)
Other expense, net	(6)	(21)	(32)	(47)

Net loss	(509)	(1,395)	(1,054)	(879)
Preferred stock dividend	(72)	(26)	(138)	(104)

Net loss allocable to common shareholders	$(581)	$(1,421)	$(1,192)	$(983)

Basic and diluted net loss per common share allocable to common shareholders (rounded)	$(0.03)	$(0.08)	$(0.06)	$(0.05)

Shares used in per share calculations	18,908,594	18,908,594	18,908,594	18,733,459

	For the 2012 three months ended,
	March 31,	June 30,	September 30,	December 31,
RESULTS OF OPERATIONS:
Revenue and Expense:
Net sales	$979	$353	$512	$111
Operating expenses	878	635	850	614

Operating income (loss)	101	(282)	(338)	(503)
Other expense, net	(11)	(9)	(6)	(6)

Net Income (loss )	90	(291)	(344)	(509)
Preferred stock dividend	(30)	(30)	(6)	(72)

Net income (loss) allocable to common shareholders	$60	$(321)	$(350)	$(581)

Basic net income (loss) per common share allocable to common shareholders	$0.00	$(0.02)	$(0.02)	$(0.03)

Shares used in basic per share calculations	18,908,594	18,908,594	18,908,594	18,908,594

Diluted net income (loss) per common share allocable to common shareholders	$0.00	$(0.02)	$(0.02)	$(0.03)

Shares used in diluted per share calculations	38,034,636	18,908,594	18,908,594	18,908,594

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	December 31,
	2012	2011
ASSETS
Current assets	$724	$1,810
Property and equipment, net	95	371
Other assets, net	1,412	1,363

Total assets	$2,231	$3,544

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$2,532	$2,653
Long term liabilities	982	1,167
Shareholders’ equity (deficit):
Preferred stock	9,622	9,484
Common stock	115,032	114,985
Accumulated deficit	(125,937)	(124,745)

Total shareholders’ deficit	(1,283)	(276)

Total liabilities and shareholders’ deficit	$2,231	$3,544